FOR IMMEDIATE RELEASE

WHERIFY ANNOUNCES AGREEMENT TO PAY-OFF CONVERTIBLE DEBENTURES
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REDWOOD SHORES, Calif. (November 7, 2006) - Wherify Wireless, Inc. (OTCBB: WFYW), a leading developer of GPS-enabled wireless location products and services, today announced an agreement relating to the redemption of Wherify Wireless’ outstanding secured convertible debenture obligations to Cornell Capital Partners (“Cornell”) that were issued in March 2006. Under the agreement, Wherify Wireless (the “Company”) may settle this debt obligation through payment for the outstanding principal of approximately $4.9 million plus all accrued and unpaid interest, and a redemption premium of 20% on the principal amount (collectively, the “Payoff Amount”). Should the full Payoff Amount be received by Cornell on or before December 31, 2006, then along with other terms and conditions of this agreement, the Company will no longer be required to maintain the 20,000,000 shares reserved for issuance under the convertible debentures and Cornell will return to the Company for cancellation warrants for 16,250,000 shares, which warrants were originally issued along with the debentures. Under the agreement, Cornell would be entitled to retain warrants for 5,000,000 shares, which may only be exercised on a cash basis.

Additionally, Wherify has retained the services of an investment banker.

About Wherify Wireless, Inc.
Wherify Wireless, Inc. (OTCBB: WFYW) is a pioneering developer of personal location products and services, as recognized by the Smithsonian Institution Museum’s adoption of Wherify Wireless’ groundbreaking first product, the Child Locator, into permanent display as the world’s first commercial personal GPS tracking device. With three U. S. patents granted in the areas of personal location and position tracking and four more patents pending in the area of GPS locator phones, Wherify Wireless continues to be a leader in location technology development by integrating Aided-GPS location into a GSM cellular platform that has been demonstrated on over 100 GSM networks world-wide. Wherify Wireless’ expertise in GPS technology for wireless devices and its patented back-end location service engine enable customers to obtain real-time location information on individuals and property directly through the Internet or any phone. Wherify Wireless was founded in 1998, and is located in Redwood Shores, California. www.wherify.com

Note Regarding Forward Looking Statements
Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify Wireless’ periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Wherify
John Cunningham
Director of Communications
Wherify Wireless
Tel: 1.650.551.5271
jcunningham@wherify.com

Joe Noel
Wherify Investor Relations
Tel: 1.650.551.5271
jnoel@whareify.com

Stephen Axelrod, CFA
Wolfe Axelrod Weinberger Associates LLC
Tel: 1.212.370.4500
steve@wolfeaxelrod.com